EXHIBIT 10.21

FIRST NORTHERN COMMUNITY BANCORP
2006 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

SECTION 1. PAYMENT FOR SHARES.

No payment is required for the shares that you are receiving.

SECTION 2.  GOVERNING PLAN.

The shares that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the First Northern Community Bancorp 2006 Stock Incentive Plan (the “Plan”), which is incorporated herein by reference.  Terms not otherwise defined in this Agreement have meanings ascribed to them in the Plan.

SECTION 3. VESTING.

The shares that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Award.

No additional shares vest after your Service as an Employee or a Consultant has terminated for any reason.

SECTION 4. SHARES RESTRICTED.

Unvested shares will be considered “Restricted Shares.” You may not sell, transfer, pledge or otherwise dispose of Restricted Shares without the written consent of the Company, except as provided in the next sentence.  You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren.  However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

SECTION 5. FORFEITURE.

If your Service terminates for any reason, then your shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination.  This means that the Restricted Shares will immediately revert to the Company.  You receive no payment for Restricted Shares that are forfeited.  The Company determines when your Service terminates for this purpose.

SECTION 6. LEAVES OF ABSENCE AND PART-TIME WORK.

For purposes of this award, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law.  Your Service terminates in any event when the approved leave ends unless you immediately return to active work.
The Company determines which leaves count toward Service, and when your Service terminates for all purposes under the Plan.
If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.  If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.
SECTION 7. STOCK CERTIFICATES.

The certificates for Restricted Shares have stamped on them a special legend referring to the forfeiture restrictions.  In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow.  As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested shares.

SECTION 8.  SHAREHOLDER RIGHTS.

During the period of time between the date of grant and the date the shares become vested, you shall have all the rights of a shareholder with respect to the shares except for the right to transfer the shares, as set forth in Section 4.  Accordingly, you shall have the right to vote the shares and to receive any cash dividends paid with respect to the shares.

SECTION 9. WITHHOLDING TAXES.

No stock certificates will be released to you unless you have made acceptable arrangements to pay withholding taxes that may be due as a result of this award or the vesting of the shares.  With  the Company’s consent, these arrangements may include (a) withholding shares of Company stock that otherwise would be delivered to you when they vest or (b) surrendering shares that you previously acquired.  The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as credit against the withholding taxes.

SECTION 10.  RESTRICTIONS ON RESALE.

You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.  This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

SECTION 11.  NO RETENTION RIGHTS.

Your award or this Agreement does not give you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity.  The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

SECTION 12.  ADJUSTMENTS.

In the event of a stock split, a stock dividend or a similar change in Company stock, or a merger or a reorganization of the Company, the forfeiture provision of Section 5 will apply to all new, substitute or additional securities or other properties to which you are entitled by reason of your ownership of the shares.

SECTION 13.  APPLICABLE LAW.

This Agreement will be interpreted and enforced under the laws of the State of California (without regard to their choice-of-law provisions).

SECTION 14.  THE PLAN AND OTHER AGREEMENTS.

The text of this Plan is incorporated in this Agreement by reference.  This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award.  Any prior agreements, commitments or negotiations concerning this award are superseded.  This Agreement may be amended only by another written agreement between the parties.

SECTION 15.  SUCCESSORS AND ASSIGNS.

The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.  Your rights and obligations under this Agreement may only be assigned with the prior written consent of the Company.

SECTION 16.  NOTICE.

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following deposit in the United States Post Office with postage and fees prepaid, addressed to the other party hereto at the address last known or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

SECTION 17.  NO ORAL MODIFICATION.

No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.